Exhibit 10.1

Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, MN 55441

Re: Temporary Pay Reduction

Christopher & Banks Corporation:

Christopher & Banks Corporation (the “Company”) and I are parties to that certain Employment Agreement dated February 1, 2018 (the “Employment Agreement”). Notwithstanding Section 4.1 of the Employment Agreement, and in light of the extraordinary hardships imposed on the Company’s business by the COVID-19 pandemic, I voluntarily agree to decrease my regular base salary of $700,000 by 20 percent, effective retroactively as of March 22, 2020 through March 31, 2020. Furthermore, I voluntarily agree to decrease my regular base salary of $700,000 by 50 percent, effective as of April 5, 2020 and until a determination by the Board of Directors of the Company to reinstate my regular base salary in full or in part (the “Temporary Pay Reduction”).

My Target Bonus, as defined in the Employment Agreement, will continue to be calculated using my regular base salary, without regard to the Temporary Pay Reduction, as will any other incentive opportunities that are currently tied to my regular base salary.

Furthermore, in the event that I am terminated without cause prior to the full or partial reinstatement of my regular base salary, my severance payment, and any other related payments or benefits, will be calculated based on my regular base salary without reference to the Temporary Pay Reduction.

Sincerely,

/s/ Keri Jones
Keri Jones
Agreed and accepted:

Christopher & Banks Corporation

/s/ Kent Kleeberger
Kent Kleeberger
Board Chair